EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 14, 2015, with respect to the consolidated financial statements, schedule and internal control over financial reporting in the Annual Report of VOXX International Corporation and subsidiaries on Form 10-K for the year ended February 28, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Voxx International Corporation on Forms S-3 (File No. 333-187427) and on Forms S-8 (File No. 333-162569, File No. 333-138000, File No. 333-131911, File No. 333-36762, and File No. 333-82073).

/s/ GRANT THORNTON LLP

Melville, New York
May 14, 2015